UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.                 )

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

BARNWELL INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

NED L. SHERWOOD

NLS ADVISORY GROUP, INC.

MRMP-MANAGERS LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MRMP Announces Proxy Contest for Full Board Control

at Barnwell Industries, Inc.

October 27, 2022 — MRMP-Managers LLC has announced that it plans to run a proxy contest for full board control at Barnwell Industries, Inc. (NYSE American: BRN) at its 2023 annual meeting of shareholders.

MRMP previously ran a successful proxy contest at Barnwell in 2020, when three of its nominees were elected to the Barnwell board.  At that time, MRMP and its related shareholders held approximately 15.4% of the outstanding shares of Barnwell.  Today, MRMP and its related shareholders hold approximately 20.1% of the outstanding shares of Barnwell.

MRMP and its director designees have endeavored to work cooperatively with CEO Alex Kinzler and the Barnwell board, including through a Cooperation and Support Agreement signed in 2021 to avoid a proxy contest at the 2021 annual meeting of shareholders.  However, MRMP has grown tired of the repeated violations of that agreement by Kinzler and the board and the constant impediments and entrenchment actions by the Barnwell board that MRMP believes stand in the way of progress towards shareholder value.

Ned L. Sherwood of MRMP commented:

“We believe change is long overdue at Barnwell.  We have grown tired of poison pills, millions of dollars spent on anti-takeover lawyers, and constant roadblocks placed in the way of success for the company.  We plan to refocus Barnwell on making profits for shareholders instead of preserving jobs for the CEO and the board.  We are confident that we can leave a better legacy than CEO Kinzler’s $42 million in net operating losses.”

If you hold shares of Barnwell, we would like to hear from you.  Please contact us at Barnwellproxy@gmail.com or through our proxy advisor Alliance Advisors at (800) 574-5961 so that we can provide you with more information.

# # #

Ned L. Sherwood, NLS Advisory Group, Inc. and MRMP-Managers LLC intend to make a filing with the SEC of a proxy statement and accompanying proxy card to solicit votes for the election of director nominees at the next annual meeting of shareholders of Barnwell Industries, Inc.

Ned L. Sherwood Revocable Trust, of which Ned L. Sherwood is the beneficiary and the trustee, holds 238,038 shares of common stock of Barnwell, and MRMP-Managers LLC, of which Mr. Sherwood is the Chief Investment Officer, holds 1,717,156.138 shares of common stock of Barnwell.  Mr. Sherwood is deemed to beneficially own all of these shares.  Ned L. Sherwood, NLS Advisory Group, Inc., MRMP-Managers LLC and their nominees to the Barnwell board will be the participants in this proxy solicitation.  Information regarding the participants and their interests in the solicitation will be included in their proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF BARNWELL SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE SHAREHOLDERS’ MEETING, THE NOMINEES TO THE BOARD, AND SOLICITATION OF PROXIES. THESE PROXY MATERIALS WIILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contact:

Peter Casey

Alliance Advisors

(800) 574-5961

pcasey@allianceadvisors.com